Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Cell Therapeutics, Inc. on Form S-8 to be filed with the Commission on or about October 10, 2007 of our Independent Registered Public Accounting Firm’s Report dated March 16, 2007 covering the consolidated financial statements of Cell Therapeutics, Inc., for the years ended December 31, 2006 and 2005, which is in its Form 10-K for the year ended December 31, 2006.

/s/ Stonefield Josephson, Inc.

Los Angeles, California

October 9, 2007